Exhibit 10.11

[EXECUTION COPY]

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated as of May 2, 2011, is entered into by and between Atkore International, Inc. (the “Company”), Tyco International Ltd. (“Tyco”) and the undersigned, Nelda J. Connors.

RECITALS

The undersigned currently serves as President and Chief Executive Officer of the Company and as a member of the board of directors of Atkore International Group Inc.  The undersigned and the Company have agreed that the undersigned’s employment with the Company shall terminate effective May 31, 2011 (the “Separation Date”) and that such termination shall be treated as a termination “without cause” for purposes of the applicable compensatory agreements to which the undersigned and the Atkore Group (as defined below) are parties and for purposes of the benefits plans of the Atkore Group and the Tyco Group (as defined below) in which the undersigned participates.  By entering into this Agreement (and not revoking the release of claims contained herein (the “General Release”)), the undersigned and the Company desire to specify, as well as settle and conclude, all of the undersigned’s rights and obligations in connection with her employment with the Company and its subsidiaries, and the termination thereof.

AGREEMENT

NOW, THEREFORE, the undersigned, the Company and Tyco agree as follows:

1.                                       General Release of Claims

I, Nelda Connors, in consideration of and subject to the terms and conditions set forth below, do hereby release and forever discharge and covenant not to sue (1) the Company, and its parents, subsidiaries, and affiliates (collectively, the “Atkore Group”), (2) Tyco, and its parents, subsidiaries, and affiliates (collectively, the “Tyco Group”), (3) the investment vehicles which are directly or indirectly managed by Clayton, Dubilier & Rice, LLC, and those entities which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, (4) the directors, officers, executives, employees, agents, members and stockholders of any of the foregoing and (5) the predecessors, successors, and assigns of any of the foregoing (both individually and in their official capacities) (all of the foregoing, collectively, the “Company Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have, or which my heirs, executors, administrators, and assigns now have, or any of them hereafter can, shall, or may have against any Company Released Party, including, without limitation, arising by reason of or related to my employment with or termination of my employment from the Atkore Group.

By signing this Agreement, I am providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown to me, up until the effective date of this Agreement.  This includes, but is not limited to, claims against any Company Released Party:

(a)                                  For violation of or failure to comply with any public policy;

(b)                                 For violation of or failure to comply with any portion of the personnel policies or handbooks of the Atkore Group, or any express or implied contract of employment between any member of the Atkore Group and me;

(c)                                  For harassment of, or discrimination or retaliation against me on the basis of age, race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, or any union activities, in violation of any local, state, or federal law or regulation;

(d)                                 For violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinance pertaining to discrimination in employment or the termination of employment;

(e)                                  For libel, slander, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, or violation of any common law duty to me; and

(f)                                    For failure to pay wages, salary, overtime, bonus, earned vacation, severance pay, or other compensation of any type.

Notwithstanding the foregoing, the Company and I agree that this General Release does not release or waive my right or claim to any of the following:

(a)                                  Any payment or benefit set forth in this Agreement;

(b)                                 Reimbursement of unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the policy of the Atkore Group;

(c)                                  Vested benefits (other than severance pay or termination benefits) under the general employee benefit plans of the Atkore Group and the Tyco Group in which I participate;

(d)                                 Any claim for unemployment compensation or workers’ compensation administered by a state government to which I am presently or may become entitled;

(e)                                  Any claim based upon events that occur after the Separation Date; and

(f)                                    Any claim that the Company has breached this Agreement.

I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this General Release.  This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This General Release does, however, waive and release any right to recover damages in any proceeding under the ADEA or other civil rights statute.

I have been given twenty-one (21) days to review this General Release and have been given the opportunity to consult with legal counsel, and I am signing this Agreement knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the severance benefits provided for herein for the purpose of making full and final settlement of all claims referred to above.  If I have signed this Agreement prior to the expiration of the twenty-one (21) day period, I have done so voluntarily.  I also understand that I have seven (7) days after executing this Agreement to revoke this General Release, and that this General Release shall not become effective if I exercise my right to revoke my signature within seven (7) days of execution.  If I elect to revoke this General Release during the revocation period, this Agreement shall be void and of no effect in its entirety.  However, I understand that the termination of my employment shall still be effective.

2.                                       Severance Pay and Termination Benefits.  In consideration of entry by the undersigned into this Agreement, the undersigned shall be entitled to the following payments and benefits:

(a)                                  Severance Payment.  Subject to the undersigned’s execution and non-revocation of this Agreement, the Company shall pay the undersigned a severance payment of $640,000 (the “Severance Payment”), which consists of (i) twelve (12) months of the undersigned’s current base salary, plus (ii) 100% of the undersigned’s current target annual bonus.  The Company shall pay the Severance Payment in equal installments over the 12 month period following the Separation Date (the “Severance Period”) in accordance with its normal payroll dates; provided that the first installment shall be paid on the first payroll date occurring at least ten (10) days following the date of execution of this Agreement and shall include any Severance Payment installments that would have been paid prior to such date had this Agreement been irrevocable on the Separation Date.

(b)                                 Health Benefits.  Subject to the undersigned’s execution and non-revocation of this Agreement, during the Severance Period the Company shall permit the undersigned to continue to participate in the medical, dental and health care reimbursement plans of the Company at the levels as in effect as of the Separation Date, and at active employee rates.  The COBRA continuation coverage period shall begin on the Separation Date and shall run concurrently with the Severance Period.  Following the Severance Period, the undersigned may continue coverage for the remainder of the COBRA continuation coverage period at her own expense.  The Company shall provide the undersigned with additional information explaining in more detail her rights and obligations under COBRA.  Notwithstanding the foregoing, the undersigned’s entitlement to health benefits under this Section 2(b) shall cease on such date that the undersigned becomes eligible to receive health insurance coverage from another employer group health plan due to her employment.

(c)                                  Prorated Bonus.  Subject to the undersigned’s execution and non-revocation of this Agreement, the Company shall pay the undersigned a lump sum payment equal to the annual bonus that the undersigned would have earned had she remained employed for the entirety of the 2011 fiscal year, based on the greater of actual performance as determined by the Company or target levels, and prorated for the elapsed portion of the fiscal year prior to the Separation Date.  This pro rata bonus shall be paid at the same time as annual bonuses are paid to continuing employees under the Company’s annual bonus plan.  Until the prorated bonus set forth herein is paid, the Company shall provide the undersigned with copies of the bonus-related communications that it provided to her while employed (which the undersigned agrees to keep confidential).

(d)                                 Retention Bonus and Sale Price Incentive Bonus.  The undersigned and Tyco International Management Company are parties to a retention bonus letter agreement, dated as of August 10, 2010 (the “Retention Bonus Agreement”).  Pursuant to the terms of the Retention Bonus Agreement, within 30 days following the Separation Date the Company shall pay the undersigned a lump sum payment of $167,500, which is the unpaid portion of the undersigned’s retention bonus.  The undersigned acknowledges that she has previously been paid the sales price incentive bonus to which she was entitled under the Retention Bonus Agreement.

(e)                                  Performance Share Units.  Tyco shall provide the undersigned with 7,468 performance share units (“PSUs”) with respect to her fiscal year 2008 award, and 3,282 PSUs with respect to her fiscal year 2009 award, to be paid out in accordance with the terms and conditions governing each such award (other than, for avoidance of doubt, any requirement of continued employment).

(f)                                    Outplacement Services.  For a period of twelve (12) months following the Separation Date, the Company shall pay the cost of outplacement services for the undersigned at the outplacement agency that the Company regularly uses for such purposes.

(g)                                 Atkore Group Employee Benefits.  The Company shall pay the undersigned the vested benefits under the employee benefit plans of the Atkore Group in which she participates; however, for the avoidance of doubt, the benefits set forth in Section 2(a) of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or any member of the Atkore Group or the Tyco Group.

(h)                                 Tyco Group Employee Benefits.  Tyco shall cause the undersigned to be paid the vested benefits under the employee benefit plans of the Tyco Group in which she participates; provided that, except as specifically provided otherwise herein, any equity awards held by the undersigned shall be treated as provided under and in accordance with the Tyco International Ltd. 2004 Stock and Incentive Plan, as amended.

3.                                       Additional Agreements.  The Company and the undersigned further understand and agree as follows:

(a)                                  Accrued Payments/Notice Pay.  On the next regular payroll date following the Separation Date, the Company shall pay the undersigned (x) all of the undersigned’s earned wages and accrued but unused vacation through the

Separation Date and (y) thirty (30) days of base salary as payment in lieu of notice of termination of employment.

(b)                                 Separation.  Effective as of the Separation Date, the undersigned hereby resigns from the positions of President and Chief Executive Officer of the Company and member of the board of director of Atkore International Group Inc., and from each other officer or executive position held with any member of the Atkore Group.  The undersigned acknowledges that, from and after the Separation Date, the undersigned shall no longer be authorized to conduct business on behalf of any member of the Atkore Group, including but not limited to entering into contracts on behalf of any member of the Atkore Group.

(c)                                  Company Property.  To the extent that the undersigned has not already done so as of the date of this Agreement, promptly following the Separation Date, the undersigned shall return to the Company (1) all property of the Atkore Group, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Atkore Group.

(d)                                 Cooperation and Assistance.  During the twelve (12) month period following the Separation Date, the undersigned shall make herself reasonably available for periodic phone calls with the Company to assist in matters related to operations in Saudi Arabia and China, as may be reasonably requested by the Company.

(e)                                  Survival of Restrictive Covenants.  As a condition to the payment and continued receipt of the Severance Payment, the undersigned agrees that, following the Separation Date, she shall be subject to the restrictive covenants contained in Article VI of the Tyco International Severance Plan for U.S. Officers and Executives, Amended and Restated as of January 1, 2009 (the “Severance Plan”), as attached hereto as Appendix 1 and as if fully set forth in this Agreement.  The Company acknowledges that it is also bound by the non-disparagement provision contained in such restrictive covenants.  For purposes of these covenants (i), references to the “Participant”, the “Company”, the “Subsidiaries” and “affiliates” shall refer to the undersigned, the Company, the subsidiaries of the Company, and the affiliates of the Company, respectively, and (ii) application of the non-competition provision shall be restricted to direct competitors of the Company in the manufacture and distribution of electrical conduits, armored and metal-clad cable, cable management systems, mechanical tube, fence framework, fire sprinkler pipe, metal framing systems, hollow structural sections, and sheets and plates, which include, but are not limited to, John Maneely Steel Group (including Wheatland Tube / Atlas Tube), Republic Conduit, Western Tube & Conduit, Encore Wire, Southwire, Northern Cables, United Copper, CME, Cerro, Electri-Flex, Nexans, Alcan, Cooper (B-Line), Legrand, Thomas & Betts, AK Tube, Bull Moose Tube, Lock-Joint Tube, Mid-West Tube, U.S. Steel, Welded Tube of Canada, Southland Tube, Independence Tube, Reliance Steel, Allegheny Technologies, Schnitzer Steel, Carpenter Technology, and AM Castle & Co.

4.                                       Compliance with Older Workers Benefit Protection Act.  In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and the undersigned do hereby acknowledge and agree as follows:

(a)                                  That the General Release specifically applies to any rights or claims the undersigned may have against the Company or any party released herein under the ADEA;

(b)                                 That the General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;

(c)                                  That the General Release shall be revocable by the undersigned for a seven (7) day period following execution of this Agreement, and accordingly, this Agreement shall not become effective or enforceable until the expiration of this seven (7) day revocation period; and

(d)                                 That the undersigned has been advised to consult with an attorney prior to signing this Agreement and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement and that, if the undersigned executes this Agreement prior to such twenty-first (21st) day, the undersigned acknowledges that she has waived her right to consider during the remainder of such period.

(e)                                  The undersigned acknowledges that in deciding whether or not to execute this Agreement, she has not relied on any representations or statements not set forth in this Agreement.

5.                                       Miscellaneous.  All payments to be made or benefits to be provided to the undersigned in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments.  No party to the Agreement may assign this Agreement without the express written consent of the other parties, such consent not to be unreasonably withheld.  The rights and obligations of the parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles.  If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.  This Agreement constitutes the entire agreement and understanding between the Company, Tyco and the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the undersigned and the Company or Tyco relating to such subject matter.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service to the parties at the addresses contained in the records of the Company (which each party shall update as necessary from time to time).  This Agreement may be executed in counterparts (including via facsimile).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned, the Company and Tyco as of the first date written above

Nelda J. Connors

/s/ Nelda J. Connors
Atkore International, Inc.

/s/ Eileen P. Tierney
By:	Eileen P. Tierney
Title:	Deputy General Counsel & Corporate Secretary

Tyco International Ltd.

/s/ Judith Reinsdorf
By:	Judith Reinsdorf
Title:	Executive Vice President
General Counsel
5/2/11